Exhibit B-2 Form of Statement of Work

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH
NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXHIBIT B-2 TO MASTER SERVICES AGREEMENT

FORM OF STATEMENT OF WORK

This Statement of Work ("SOW"), including all Schedules and Attachments hereto, is entered into by VALIDCARE, LLC ("VALIDCARE") and Algernon NeuroScience Inc. ("CLIENT"), per the terms of Master Services Agreement (Exhibit A) executed by the Parties on December 17, 2024. This SOW is effective as of the date of the last signature below (the "Effective Date"). This SOW will not become effective unless and until executed by both VALIDCARE and CLIENT.

The parties are authorized to execute this SOW and agree to the work and fees described in this SOW, subject to the Client providing final approval regarding the start of the clinical trial following the completion of a capital raise.

The CLIENT is authorized to refer to VALIDCARE and the Master Services Agreement, including this SOW in a press release and other marketing and continuous disclosure documents. The CLIENT will provide VALIDCARE any press releases that include VALIDCARE one (1) business day prior to its release for comment. CLIENT will take reasonable efforts to address any comments provided by VALIDCARE.

Please return the signed SOW to: VALIDCARE via DocuSign or use one of the following:

1. Via mail to

       Via e-mail to

Confidential Information	1	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

1. Overview.

This SOW sets forth business terms of the VALIDCARE products and services marked or stated below ("Services"). The pricing and invoicing terms for each Services are set forth on PRICING SCHEDULE per ATTACHMENT 1.

1.1. Summary:

Validcare will provide end to end Contract Research Organization (CRO) services to Client to conduct its Phase 2, Multicenter, Randomized, Double-blind, Placebo-controlled Parallel-Arm, Study to Evaluate the Efficacy and Safety of APP-188 in patient experiencing ischemic stroke.

Based on Validcare's Study Feasibility Assessment and subsequent discussions with Client, the Study will be conducted at five (5) hospital-based Investigator Sites in the country of Hungary. The variables listed below and in Table 1 and Figure 1 represent what is believed by Client and Validcare to represent the most realistic scenario (i.e., Flight Plan) for Study execution. The Parties agree to use "best efforts" to complete the Study per this Flight Plan including the following activities and deliverables:

  Clinical Study Platform Set Up timeline: estimated 75 - 100 days

  Site Survey and Selection Timeline: 60 days

  Site Contracting Timeline: 45-60 days

  Number of Site Activations per Month: 3

  Time from First Subject Enrolled to Database Lock: Estimated at 12 months Table 1. Flight Plan Variables and Assumptions

Variables	Scenario Assumptions
Procedure Setting	Hospital
Total Participant Enrollment	40 Randomized
Number of Participant Visits	6 Visits
Number of Sites	5 Sites
Estimated Screen Fail Rate (SFR)	10%
Number of Patients per Site per Month	1
Discontinuation Rate	10%
Data Capture	100% Source Data Capture into Validcare Platform*

*If Investigator Site requires Source Data to be captured outside Validcare platform(i.e., med history, central Lab, ECG reports, or central reader), on-site, or remote Source Data Verification (SDV) will be charged as a pass through.

Confidential Information	2	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

Figure 1. Flight Plan

Validcare personnel (e.g., medical director, CRAs, data monitors, quality monitors, safety monitors, and data managers) will lead Study execution either remotely or in-person as prescribed in Client's final protocol and approved Study Plans.

The Study will employ use of Validcare's 21CFR Part 11, GDPR compliant, 100% electronic direct source data capture SmartDataTM Clinical Study Platform (CSP) to collect, review and manage Study data and workflows from Investigators as permitted by country or region. Ideally the platform will be used for all study related data from screening to database lock (including medical history, consent management, Subject screening, Subject and product randomization, Subject payments, product tracking, EDC, eTMF, eISF, eCRF, CTMS, eCOA, ePRO, AE/SAE reporting and management, online Investigator handbook, online demo and training, image upload and online reports, etc.) to optimize data integrity, Investigator and Clinical Research Assistant workflow and auditability and provide near real time access to observations.

Where the Validcare platform is not able to be used for source data collection (i.e., limited by country/region regulations or inability/unwillingness by Investigator/Site), source data verification (SDV) will be achieved in a remote manner as possible, and in-person as needed.

Recruitment of Subjects will be conducted by Investigators from their clinical practice using IRB approved messaging. Validcare will provide Client with compliant web-based capability to enable Subject screening and enrollment (as applicable), and associated reporting on an Investigator-specific site-by-site basis.

Subjects will receive investigational product or placebo (at no charge) and reimbursement for participation upon completion of specific activities in the Study, per IRB approved protocol.

2. General Terms and Conditions Applicable to All Products.

2.1. Term. The term of this SOW will be for the earlier of completion of Services or thirty-six (36) months from the Effective Date of this SOW (the "Initial Term").

During the Term, this SOW may be modified (including for purposes of adding or revising Schedules) upon mutual execution of a written amendment to this SOW.

2.2. Definitions.

  Clinical Investigator. Licensed and certified medical professional who has contractually agreed to conduct the Study in accordance with protocol, IRB, and GCP standards and per the terms of the Clinical Trial Agreement with Client.

  Clinical Research Associate. Member of Sponsor Clinical Operations team

Confidential Information	3	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

  Clinical Study Platform. Refers to Validcare's 21 CFR Part 11 and GDPR compliant cloud-based software system used to collect, store, and report on Study data, inclusive of Clinical Study Platform Configuration (e.g., med history, consent management, Subject and product randomization, product tracking, EDC, eTMF, eISF, eCRF, eCOA, ePRO, online Investigator portal with handbook, online demo, image upload with visibility and redaction, online reports, etc.).

  Clinical Trial Agreement (CTA). The contractual agreement between Client and an Investigator defining the terms by which the Clinical Investigator will perform its duties and obligations of the Study.

  Clinical Trial Manager. Member of Sponsor Clinical Operations team responsible for management of Sponsor personnel.

  Good Clinical Practice (GCP). An international set of guidelines that helps ensure reliable clinical trial results and Subject protection. Good Clinical Practice covers the way a clinical trial is designed, conducted, performed, monitored, audited, recorded, analyzed, and reported.

  Investigative Site (aka Site). The physical location(s) where a Clinical Investigator is licensed and approved to conduct the Study per governmental regulation(s) and per the terms of the CTA between Clinical Investigator and Client.

  Medical Monitor. Member of Sponsor or CRO staff responsible for activities as outlined in the Study protocol and/or Study Plans.

  Sponsor. Term referring to Client or the party financially "sponsoring" the Study.

  Study Data. All data collected in the normal course of the Study that will be used in whole or in part to assist in conducting the Study.

  Study Plans. Refers to protocol specific plans in compliance with good clinical practice that Validcare, Client and other contracted parties agree to follow in the execution of the Study related to data, safety, and/or quality issues that arise during the normal course of the Study.

  Study Product. Investigational Products and Placebo Products provided by the Client (i.e., Sponsor) to be investigated and/or evaluated in the furtherance of the Study.

3. Client Responsibilities.

3.1. Study Product. Client will be responsible for regulatory approval, import, and instructions/Pharmacy Binders, for storage, reconstitution, use, management and proper disposal of all Investigational Product for the duration of the Study. Client will be responsible to communicate Study Product location, status, and availability to Validcare on an ongoing basis.

3.2. Insurance. Client will provide proof of adequate insurance for conducting clinical studies on human Subjects using Client's Products, and indemnifying Validcare, IRB and the Principal Investigator in advance of initiation of Study. Validcare will obtain necessary business insurance to conduct the Study..

3.3. Data Protection Officer. Client will assign a qualified company representative to act as Data Protection Officer, per GDPR regulatory requirements and Study Plans as a "Controller" of data for the duration of the study.

3.4. Study Manager. Client will assign a primary point of contact, (i.e., Study Manager) for the duration of this Agreement. The Study Manager will act as the primary interface between Validcare and Client for all aspects of the Study including but not limited to: communication of clinical results/events, regulatory matters, review of Study Plans, Product availability and issues, IRB/EC/MOH related matters, financial matters, and support communications between VALIDCARE and Client. Investigator(s) will remain responsible for all direct human-to-human Subject communications.

Confidential Information	4	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

3.5. Good Clinical Practice (GCP) Compliance. Client, as sponsor of the Study, agrees to perform its duties as required by GCP guidelines, IRB, and US FDA or local country or regional regulations associated with conducting human clinical studies.

4. Validcare Responsibilities. Validcare will provide the following end-to-end CRO services to Client as described below for the fees stated in ATTACHMENT 1.

4.1. Study Start Up.

4.1.1. Protocol Familiarization, Review, Editing, and Finalization. Validcare will work on Client's behalf to: review and familiarize staff with the initial protocol, adapt protocol to appropriately include: rationale, literature citations, use of direct data capture Clinical Study Platform, Subject remuneration, Study Product logistics, informed consent, and Subject recruitment materials, for submission to central IRB. Subject facing materials will be made available in English and Hungarian.

4.1.2. Regulatory Body Submission and Management.

4.1.2.1. Regulatory Body Submission and Management - CRO Fees. Validcare will:

▪ Submit initial, complete protocol and required attachments for regulatory approval

▪ Ensure Investigator(s) registers with central review board and completes all duties to be authorized to actively oversee and monitor the Study

▪ Communicate with review board, Investigator(s), and Client in a timely manner on all issues required by Good Clinical Practice (GCP) guidelines (e.g., Serious Adverse Events, Study deviations, etc.)

▪ Confirm or deny authorization by Client (via email or amendment) for processing Site-specific materials

4.1.2.2. Regulatory Body Submission and Management - Pass-through Fees. Validcare will register, submit and manage queries and/or all communication with regulatory body(s) as required to gain approval to conduct the Study as needed. Fees will be billed as a pass-through fee to Client.

4.1.3. Required Study Plans. Validcare will create and implement Pharmacy Manual, Project Management, Communication, Risk Management, Trial Master File, Clinical Monitoring, Data Management, Statistical Analysis, Medical Monitoring, Safety Management, Data Validation, Protocol Deviation, Quality Assurance and Blinding plans marrying its standard operating procedures (SOPs) with the protocol specific needs for the Study. These plans will be shared with, reviewed and approved by Client in advance of the first Subject recruited. Validcare will assign appropriate staff to oversee compliance to each plan per GCP guidelines.

4.1.4. Site Survey, Evaluation, Qualification, and Selection. Validcare will act as Client's representative/proxy to:

▪ Identify potential Investigator Sites in the countries/regions desired by Client

▪ Develop and gain Client approval of an automated Site survey (inclusive of requisite expertise, experience, capabilities, regulatory history, availability, and Subject population) to identify qualified Investigators and Sites for consideration to participate in the Study

▪ Deploy the approved automated Site survey in a timely fashion to up to 5 potential Investigators/Sites as identified by Client

▪ Tabulate Site survey results and recommend qualified Investigators/Sites for Client to make final selection(s)

Confidential Information	5	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

4.1.4.1. Site Selection Visit. Validcare personnel will conduct in-person Site selection visits per Client requirement. Fees are represented on a per day basis. Actual travel expenses will be billed inclusive of Validcare's standard administrative fee.

4.1.4.2. Third Party Site Identification. If elected by Client, Validcare will subcontract with a third party to provide Site identification services per Client. Upon successful Site identification, Validcare will use its criteria to finalize the evaluation. Fees will be billed per scope plus Validcare's standard administrative fee.

4.1.5. Site Negotiation, Contracting, and Setup. Validcare will act as Client's representative/proxy to:

▪ Create a standardized Clinical Trial Agreement (CTA) that Client approves for use between Client and Investigator(s) including protocol signature page, collection of medical license, financial disclosure forms, curriculum vitae, non-disclosure agreement, data privacy representation, regulatory and insurance requirements, performance expectations to protocol, and approved budgetary amounts and payment terms

▪ Negotiate CTAs with Investigators at Client approved terms to achieve fully executed agreements for each in a timely manner

▪ Set up automated payment for each Investigator/Site within Validcare Clinical Study Platform based on CTA terms

▪ Collect and properly store, share and maintain Investigator's regulatory documentation with Client and IRB per eTMF Plan

▪ Conduct protocol specific training with each Investigator/Site and document attendance and successful completion by Investigator and staff

4.1.6. Clinical Study Platform Configuration. Validcare will configure, perform User Acceptance Testing (UAT), and deploy its 21 CFR Part 11, GDPR compliant Clinical Study Platform (CSP) to specifications of the approved protocol to allow electronic source data collection, reporting, and querying of Study data for the Study. Investigator, Subject, and Validcare will have secure, user specific access to the CSP. The following functionality will be configured and made available in the CSP per protocol and Plans inclusive of: eTMF, eISF, Subject screening, medical history, Subject randomization, product randomization, EDC, eCRF, schedule of events, eCOA, ePRO, QoL surveys, AE/SAEs, updates to medical history, alerting, online reporting, Investigator handbook/brochure, Study resources, (i.e., Investigator and sponsor contact information, FAQs, education, ability to unblind, and ability to withdraw from Study) and Subject payments. Where the CSP cannot be utilized for source data capture, Validcare will configure the CSP to allow for secure file uploads from source (where possible), and/or the ability for CRA and medical monitoring personnel to document SDV from Investigator's system(s).

4.1.6.1. Survey/Questionnaire Licensure. Validcare will obtain necessary licensure for surveys and questionnaires per protocol on behalf of Client and bill Client for licensure as a Pass-through cost.

4.1.7. Sponsor Staff Training

4.1.7.1. Build of Training Environment. If applicable, Validcare will build and make available a user-specific, online training environment configured to match the live Study environment (per protocol) to accommodate Sponsor Clinical Operations staff (i.e., Trial Manager, CRA and Medical Monitors) with 24/7 access to training and the ability to practice performing staff-specific tasks prior to and during Study execution.

Confidential Information	6	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

4.1.7.2. Creation of Training Materials. If applicable, Validcare will provide staff- specific training and certification curriculum for Sponsor staff designed to ensure staff understands how to use the CSP to complete their tasks and access information and reports as needed.

4.1.7.3. Staff Training and Certification. If applicable, Validcare will conduct day long, in-person, monitored training and certification for the Clinical Operations team. Fee for training will be a standard daily rate of $2,500 per Validcare Staff member present plus travel and expenses.

4.1.8. Sponsor and Investigator Kickoff Meeting.

Validcare personnel will attend and/or lead Sponsor and Investigator Kick Off Meetings at locations to be designated by Client. Estimated Costs including Travel and Expenses for Validcare personnel and Investigators are included in ATTACHMENT 1 and subject to Validcare's standard administrative fee.

4.1.9. Legal Representation by Geography. Validcare will provide Client with legal representation as needed. Fees are included as estimates for budgetary purposes in ATTACHMENT 1, and subject to Validcare's standard administrative fee.

4.1.10. CRO Insurance. Validcare will acquire necessary adequate insurance for conducting clinical studies on human Subjects in all countries where Client intends to conduct the Study. Estimated fees are represented in ATTACHMENT 1 and are subject to Validcare's standard administrative fee.

4.2. Subject Recruitment. Validcare will collaborate with Client to create IRB-approved Subject and/or medical proxy facing messaging and screening content in English and Hungarian to be used for recruitment and screening of potential Subjects.

4.2.1. Site-based Subject Recruitment. Investigators, per their fully executed CTA, will recruit Subjects through their practices utilizing traditional methods. Validcare will collaborate with Client to produce and gain regulatory body approval for recruitment materials and messaging to be used by Investigators with potential Study Subjects providing the Subject or their medical proxy with easy, automated, online screening. This also includes:

▪ Landing Page. Validcare will create and host a website landing page (with regulatory body approved language) for initial screening of Subjects and automated trigger for successfully screened Subjects to proceed to consent and enrollment.

▪ Screening/Enrollment Tracking and Reports. Validcare will establish tracking and reporting mechanisms to understand source of potential Subjects, screen fail/dropout rates and rationale by demographic.

4.2.2. Third Party Subject Recruitment. Validcare, at Client's request, will identify, screen, contract, and manage third party entities (e.g., data sources, digital Subject recruitment companies, Subject advocacy groups, etc.) at terms acceptable to Client. Fees for such services will be charged to Client as a pass-through fee from Validcare.

4.3. Study Oversight.

4.3.1. Study Management. Upon activation of the first Investigator Site (i.e., active enrollment) through database lock, Validcare will provide Study management inclusive of the software and personnel necessary to execute and monitor all Investigator Sites, Subjects, Study products and Study data in compliance with the protocol and GCP. This includes:

▪ Platform Data Management. Validcare will operate, monitor, and ensure proper functioning and secure, user-specific access of its CSP for Investigators, Subjects, Client and authorized third parties (e.g., Pharmacovigilance coders) in compliance with protocol and GCP. Validcare will supply Study Sites and Subjects with Tier 1 (e.g., end user support for password reset) and Tier 2 (e.g., system wide application support) support for the duration of the Study.

Confidential Information	7	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

▪ Sponsor Clinical Operations/CRA Support. Validcare will provide adequate Clinical Operations staff to actively engage Sites on a regular basis to ensure compliance with protocol, answer protocol and CSP related questions as needed, conduct data queries, supply ongoing recruitment materials, provide periodic best practices sessions, and implement regulatory staff changes/updates per TMF Plan.

▪ Site Management & Communications. Validcare will be responsible for all Site Management and Communications per Study Plans and Client oversight and guidance.

▪ Financial & Operational Performance Monitoring/Reporting. Validcare will provide Client with a Study specific "Flight Plan" based on agreed Study goals (i.e., IRB approval date, CSP set up, Site selection, Site contracting, Site activation, Subject recruitment, screening/enrollment, visits/activities, dropout rates, interim assessments, database lock, Study completion, data integrity management, Study write up, and overall completion). Validcare will provide ongoing monitoring of financial, operational, and regulatory milestones versus original plan (i.e., Flight Plan). Validcare will ensure operational reporting is available for Investigators, Client, and Validcare staff per protocol.

▪ Data Monitoring. Validcare will provide appropriate personnel (e.g., medical director, Clinical Research Associate(s), operations and technical staff) to monitor all Study data and Investigator performance and create required queries and reports per protocol, plans, and SOPs for the duration of the Study. If in person or remote SDV is necessary, an additional fee will be charged at a rate of $160/hour plus travel where applicable.

▪ Medical Monitoring. Validcare will provide appropriate personnel (e.g., medical director, Clinical Research Associate(s), operations and technical staff) to remotely monitor medical data, safety data, and Investigator performance and create required queries and reports per protocol, plans, and SOPs for the duration of the Study. If in person or remote SDV is necessary, an additional fee will be charged at a rate of $220/hour plus travel where applicable.

▪ Vendor Management. Validcare will manage all third-party vendors associated with fulfilling the terms of this Agreement, including but not limited to IRB, software vendors, product logistics vendors, third party laboratories, and pharmacovigilance coders/consultants.

▪ Sponsor Update/Flight Plan Meetings. Validcare will meet with Sponsor on a mutually agreed periodic basis (not less than monthly) to provide updates on Study performance vs. plan and address any operational issues, opportunities or concerns.

▪ Protocol Amendments/ICF Modifications to Regulatory Body(s). Validcare will submit any/all protocol modifications (e.g., changes to inclusion/exclusion or informed consent, etc.) to Regulatory Body(s) as instructed by Client in writing. Validcare will make any changes necessary to the CSP based on approved changes by Regulatory Body(s) and will communicate all necessary updates to Sites as necessary. Regulatory Body(s) fees will be billed as a pass-through fee to Client.

▪ Distribute IB and/or IMPD and any amendments to Investigators. Validcare will upload and make available all IB and IMPD information for investigators on the Validcare CSP.

4.3.2. Pharmacovigilance MedDRATM or EudraVigilanceTM coding. Validcare will provide Pharmacovigilance (PV) or EudraVigilance (EV) Coding by a certified PV professional per regulatory guidelines associated with Client's product. When a qualifying event is reported by the Investigator, Validcare's PV/EV professional will be alerted electronically, providing MedwatchTM details of the event. The PV/EV professional will then perform diligence and categorization within the platform within the regulatory timelines for the event. Coded reports are then available for Client and regulators, per the agreed terms.

Confidential Information	8	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

4.3.2.1. Pharmacovigilance MedDRA/EudraVigilance Setup and Management. Validcare will set up and maintain necessary software and licenses to enable its team to support the Study in required geographies.

4.3.3. Subject Reimbursement. Validcare will provide Subjects or their medical proxy with financial reimbursement upon completion of certain activities during the Study per local regulations and the IRB approved protocol. Reimbursement payments will be made to Subjects or their medical proxy electronically via email, as allowed by regulations immediately upon Investigator completing data entry for a Subject visit. If electronic reimbursement is not permitted, payment will be made via gift card by the Investigator and documented in the CSP. Client will be responsible for Subject Reimbursement plus administrative fee to Validcare.

4.3.4. Protocol Amendments/ICF Modifications - Review and Approval by Regulatory Body(s). Regulatory Body(s) fees for protocol amendments/ICF modifications will be billed by Validcare as a passthrough to Client.

4.3.5. Onsite SIV, Enrollment, Monitoring, and Closeout Visits. Validcare will provide onsite site initiation visits (SIVs), Subject enrollment training, monitoring visits (quarterly) and closeout visits per Study Plans. Fees are included in ATTACHMENT 1 based on requirements of RFP.

4.4. Data Management.

4.4.1. Pharmacy and Central Laboratory Data Import and Management. Validcare will work with participating Pharmacies and Central Laboratories to ensure reports containing Subject Study data are formatted as flat files, with file names that include Subject ID, measures that are represented in a standard and consistent manner (per protocol), and transmitted securely to Investigator or Validcare for easy upload and import to a Subject's specific record within the CSP. Automated extraction and transcription of Subject specific data from a Pharmacy or Laboratory report using machine learning and mapping of fields from report to the CSP is available for an additional fee. If in person or remote SDV of Pharmacy or Central Laboratory Data is necessary, an additional fee will be charged at a rate of $160/hour plus travel.

4.4.2. Image Transfer to Database (drag and drop or secure FTP). Validcare will work with Investigators to ensure Subject's image reports are formatted with: file names that include Subject ID, measures that are represented in a standard and consistent manner (per protocol), and transmitted securely to Investigator, Validcare, or outside authorized entity for easy upload and import to a Subject's specific record within the CSP. Automated extraction and transcription of Subject specific data using machine learning and mapping of fields from report to the CSP is available for an additional fee. If in person or remote SDV is necessary, an additional fee will be charged at a rate of $220/hour plus travel.

4.4.3. Statistics (pre/post Study). Validcare will provide a protocol-specific Statistical Analysis Plan (SAP) performed by professionals in medical statistical analysis, using Client or regulatory preferred statistical methods, as agreed to by Client. Validcare will conduct SDTM mapping (annotated CRF, creation and validation, Define.XML, and reviewers guide development) prior to data collection and create/validate final ADaM datasets for final statistical analysis.

4.4.4. Interim Analysis. If elected by Client and at Client's direction, Validcare will perform interim analyses of Study data. Study data will be frozen at a mutually agreed upon date and time and will be extracted into one consolidated data file, preserving blinding of Subjects for analysis. A summary of the analysis will be provided to Client.

Confidential Information	9	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

4.4.5. Clean Database Delivery to Client and Sites. Upon successful completion of data collection from Subjects per Study protocol, or per written notice from Client otherwise, Validcare will conduct database lock (DBL) on all Study data, clean it (i.e., make any necessary redactions per SOPs and Study Plans), then share appropriately formatted data with Client and regulatory bodies (if applicable) in a secure, HIPAA or local regulatory compliant manner. Validcare will also share Site specific data with each Site per Client instruction and terms of CTA. The timeline for Validcare to provide Clean Database Delivery will be finalized and communicated in writing as part of the Study Data Management Plan.

4.4.6. Medical Writing (Investigator/scientific results). Validcare will integrate Client input to statistically analyze and write up the findings of the Study upon database lock or interim analysis. If Client elects to have findings published, Validcare will produce a document to submit for peer review or publication at terms to be agreed between the Parties.

4.4.7. Post Study Data Storage. Unless otherwise specified, in accordance with ICH and GCP standards, Validcare will provide Client with an electronic copy of all Study data in a timely manner. Client is then responsible to securely store and protect all Study data for a period time required by local regulations (i.e., EU is 30 years). Validcare will also share Site specific extracts of Study Data with Investigator Sites.

4.4.8. DSUR/PSLL/SUSAR Preparation and Submissions. Validcare will prepare and submit all DSUR/PSLL/SUSAR per Study Plans and Client direction.

4.5. Site and Investigator Fees. All payments to Investigators will be auditable and subject to an administrative fee by Validcare.

4.5.1. Site - Set Up, IP Storage, Pharmacy, Closeout. Investigator compensation for the work associated with preparing the Investigator's Site to accommodate execution of the Study, execution of the Study, storage of Investigational Product (IP), maintenance of any pharmacy items and clean up and return of any Study related products and materials per protocol and CTA. Validcare shall collect these fees from Client in advance per Section

5.2 herein.

4.5.2. Investigator - All Subject Visits and Testing. Investigator compensation inclusive of all planned services, activities, tests and imaging rendered by Investigator and staff on a per Subject basis, from screening and enrollment through Subject's successful completion or termination in the Study. Validcare shall collect these fees from Client in advance per Section 5.2 herein.

4.5.3. Screen Fail Cost. Investigator fees charged for screening of prospective Subjects for the Study that results in a screen fail (i.e., Subject not being eligible to participate in the Study for not meeting inclusion/exclusion criteria).

4.5.4. Non-scheduled Fees. Investigator and staff compensation for unscheduled fees (e.g., AE/SAE, protocol deviations, safety review, cohort review, audits, on-site activities, and other non-listed fees) as defined and stipulated in the CTA between Investigator and Client.

4.6. Study Product Logistics and Supply Management. If applicable, Validcare will acquire, store, allocate, ship and oversee logistics and management of Products required by the Study (per Client instructions in ATTACHMENT 3 herein) for this Study. Fees for such services will be outlined in ATTACHMENT 1 and subject to Validcare's standard administration fee.

4.6.1. Set Up and Logistics Management. Validcare will set up systems and processes necessary to execute its supply management responsibilities using its partner warehousing and logistics vendors.

4.6.2. Procurement, Warehousing, Kitting, Shipping, and Other Logistics Costs. Products required by the study to be managed by Validcare will be defined in ATTACHMENT 3.

Confidential Information	10	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

4.6.3. Investigational Product Licenses and Regulatory by Country. If applicable, Validcare will provide regulatory guidance and apply for, obtain and maintain Investigative Product Licenses. Fees for said services are subject to Validcare's standard administrative fee.

5. Financial Terms and Conditions Applicable to All Products.

5.1. Fees and Fee Adjustments.

5.1.1. Fees. The fees for Services are set forth in ATTACHMENT 1.

5.1.2. Additional Scope. If Client requests additional products or services, or to amend or extend the terms of this SOW, the parties will identify those products or services and agree upon the fees to be assessed pursuant to a mutually executed written amendment to this SOW. Products, services, or project scope not set forth in a Schedule to this SOW are beyond the scope of this SOW and will require a written amendment to this SOW.

5.2. Invoices. All invoices are due as set forth in ATTACHMENT 1.

5.2.1. Invoice Schedule:

▪▪▪▪▪CRO fees will be invoiced according to the milestones listed in ATTACHMENT 1. ▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪

▪ Upon successful Regulatory approval of Study Protocol AND the successful execution of a Clinical Trial Agreement with at least one Investigator Site, Site Subject visits and associated required pass-through costs (Site and Investigator Fees) for screened Subjects will be initially invoiced for twenty (20) Subjects screened and in ten (10) Subject increments thereafter upon achieving the initial twenty (20) Subjects screened and enrolled.

▪ Data Management Fees and other variable expenses including pass-through costs (e.g., Adverse Events, PV Coding, Lab Fees) to be invoiced monthly as incurred.

5.2.2. Payment Terms:

▪ All invoices are in US Dollars

▪ All invoices are due net 30 days from invoice date

Confidential Information	11	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

ATTACHMENT 1

PRICING SCHEDULE

▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪
▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪
▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪
▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪
▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪
▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪	▪▪▪▪▪

      ▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪▪a

Confidential Information	12	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

ATTACHMENT 2

STUDY PROTOCOL

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Entire protocol inclusive of ICF, eCRFs and all other attachments to be updated upon IRB/EC approval

Confidential Information	13	VALIDCARE, LLC

Exhibit B-2 Form of Statement of Work

ATTACHMENT 3

PRODUCT KITTING AND LOGISTICS

Confidential Information	14	VALIDCARE, LLC